Consolidated Water Reports Q2 2021 Results

GEORGE TOWN, Cayman Islands, August 16, 2021 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the three and six months ended June 30, 2021. Quarterly and first-half comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Financial and Operational Highlights

●	Revenue in the second quarter totaled $16.7 million, declining 13%.
●	Services revenue in the second quarter up 8.3% to $3.8 million and bulk revenue up 14.4% to $6.7 million, while retail revenue declined by 5% to $5.7 million and manufacturing down by 85% to $552,000.
●	In the first half of 2021, revenue totaled $33.8 million, which included bulk revenue up 5.3% to $13.0 million and services revenue up 10.8% to $7.3 million.
●	Continued diversification of manufacturing segment products and customer base to offset reduced orders from a major customer. All manufacturing revenue in the first half of the year was generated by new customers and/or products.
●	As of June 30, 2021, cash and cash equivalents totaled $41.2 million, working capital was $68.8 million, debt was $0.2 million, with stockholders’ equity at $165.8 million.
●	Paid $1.3 million in dividends in Q2 2021.

Management Commentary

“Our lower revenue for the second quarter reflects the impact of the global pandemic on our retail segment and reduced orders from a major customer in our manufacturing segment,” commented Consolidated Water CEO, Rick McTaggart. “This was partially offset by improved performance of our bulk water and services segments.

“Our services revenue increased 8% to $3.8 million, which accounted for 23% of our overall revenue compared to 18% in the same year-ago quarter. This was driven by growth in our PERC Water subsidiary.

“Based in southern California, PERC designs, constructs, operates and maintains municipal water treatment and reuse facilities. PERC has been seeing an increase in bidding requests for new design/build projects as well as operating contracts. Its prospective customers in California and Arizona are seeking cost-effective solutions to their wastewater treatment and potable water challenges, particularly those being caused by the unprecedented drought in the region.

“PERC is currently awaiting decisions on recent bids for design/build projects and operating contracts valued at more than $55 million. These projects could also represent recurring annual revenue of more than $2 million in ongoing operating and maintenance agreements.

“In the first quarter of 2020, we increased resources in our manufacturing sales team at our Aerex subsidiary to focus on other market sectors in order to diversify our product, customer and revenue base. This turned out to be especially timely, given the unexpected suspension of orders by Aerex’s largest customer in October. As the result of this investment in diversification, we were able to offset its impact considerably. In fact, we generated manufacturing revenue of $2.2 million from new customers and/or products in the first half of this year, which was equal to the revenue generated for all of last year from customers other than Aerex’s former major customer.

“Manufacturing bidding activity has also increased significantly over the last few months. We presently have a contracted project backlog in our manufacturing segment of about $9 million from new customers and/or products. This has begun to increase our revenues in the second half of this year, and we see it carrying into 2022.

“So, while we’ve had many unexpected challenges over the past year, in all, we believe we’ve taken the right steps to overcome them, and our prospects for growth are very encouraging. We expect improved financial results in the second half of this year as compared to the first six months due to these successful efforts. We also anticipate that the eventual reopening of tourism to our operating area in Grand Cayman will help with the recovery of our retail water segment.

“Given the strong industry tailwinds, which appear strengthened by major increases in federal infrastructure spending recently passed in the U.S., we will continue to focus on those opportunities that will provide increasing value for our shareholders.

“Our strong balance sheet and liquidity position us to ride out the adverse economic impacts of the pandemic, while enabling us to fund our growth initiatives. We believe we are well on track to emerge from these challenging times stronger than ever.”

Q2 2021 Financial Summary

Revenue for the second quarter of 2021 declined by 12.5% to $16.7 million from $19.1 million in the second quarter of 2020. The decline reflects decreases of $292,000 in retail segment revenue and $3.2 million in manufacturing segment revenue. The decrease in revenue for these segments was partially offset by an increase of $846,000 in bulk segment revenue and $287,000 in services segment revenue.

Retail revenue declined due to a 2% decrease in the volume of water sold by Cayman Water. The sales volumes for both 2021 and 2020 are significantly below the historical volumes for the retail segment prior to 2020 due to the continuing cessation of tourism on Grand Cayman resulting from border restrictions initiated in March 2020 in response to the COVID-19 pandemic.

The decrease in manufacturing revenue in the second quarter of 2021 was due to a decrease in orders from Aerex’s largest customer, which informed Aerex in October 2020 that it was suspending its purchases of a specialized product until 2022 due to inventory management related factors. The company anticipates that orders from this customer will resume in 2022 at much lower volumes than in the past, although the resumption in such orders cannot be assured.

The increase in bulk segment revenue was due to higher energy costs, which correspondingly increased the energy pass-through component of CW-Bahamas’ rates. The increase in bulk segment revenue was also due to a 9% increase in CW-Bahamas’ volume of water sold.

The increase in services revenue was due to an increase of approximately $926,000 in revenue from operating and maintenance contracts attributable to new contracts, which more than offset a decline in plant construction revenue of approximately $672,000.

Gross profit decreased 17.0% to $6.1 million in the second quarter of 2021 from $7.3 million in the same year-ago quarter, with gross profit as a percentage of revenue decreasing from 38% to 36% primarily as a result of the decline in revenue for the retail segment.

Net loss from continuing operations attributable to stockholders was $1.5 million or $(0.10) per basic and diluted share, compared to net income of $2.6 million or $0.17 per basic and diluted share in the second quarter of 2020.

Net loss attributable to Consolidated Water stockholders in the second quarter of 2021, which includes the results of discontinued operations, was $1.7 million or $(0.11) per basic and fully diluted share, as compared to $1.1 million or $(0.07) per basic and fully diluted share in the second quarter of 2020. Excluding the impairment loss recorded for the company’s manufacturing segment of $2.9 million, the company’s net income attributable to Consolidated Water was $1.2 million or $0.08 per basic and fully diluted share.

Cash and cash equivalents totaled $41.2 million as of June 30, 2021, as compared to $42.8 million as of March 31, 2021.

First Half 2021 Financial Summary

Revenue for the first half of 2021 was $33.8 million, down 15.1% compared to $39.8 million in the same year-ago period. The decrease was primarily driven by decreases of $1.8 million in the retail segment and $5.5 million in the manufacturing segment. The decrease in total revenue was partially offset by increases of $651,000 in the bulk segment and $713,000 in the services segment.

Retail revenue decreased due to the volume of water sold, which decreased by 12%. This sales volume decrease is due to the continuing cessation of tourism on Grand Cayman resulting from border restrictions initiated in March 2020 in response to the COVID-19 pandemic.

The decrease in manufacturing segment revenue was due to the loss of orders from Aerex’s largest customer.

The increase in services segment revenue was due to an increase of approximately $2.3 million in revenue from operating and maintenance contracts attributable to new contracts, which more than offset a decline in plant construction revenue of approximately $1.6 million.

The increase in bulk segment revenue was due to higher energy costs, which correspondingly increased the energy pass-through component of CW-Bahamas’ rates. The increase in bulk segment revenue was also due to an increase of 7% in the volume of water sold by CW-Bahamas.

Gross profit for the first half of 2021 was $12.2 million or 36% of total revenue, down 23% from $15.7 million or 40% of total revenue in the same year-ago period.

Net loss from continuing operations attributable to stockholders for the first half of 2021 was $212,000 or $(0.01) per basic and diluted share, compared to net income of $5.8 million or $0.38 per diluted share in the same year-ago period.

Net loss attributable to Consolidated Water stockholders for the half of 2021, which includes the results of discontinued operations, was $676,000 or $(0.04) per fully diluted share, down from net income of $1.8 million or $0.12 per fully diluted share in the same year-ago period. Excluding the impairment loss recorded for the company’s manufacturing segment of $2.9 million, the company’s net income attributable to Consolidated Water was $2.2 million or $0.15 per basic and fully diluted share.

Second Quarter Segment Results

	Three Months Ended June 30, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$5,674,790	$6,711,971	$3,763,239	$551,524	$16,701,524
Cost of revenue	2,781,909	4,386,794	2,878,409	589,559	10,636,671
Gross profit (loss)	2,892,881	2,325,177	884,830	(38,035)	6,064,853
General and administrative expenses	3,318,473	303,856	671,585	430,390	4,724,304
Gain (loss) on asset dispositions and impairments, net	3,360	—	—	(2,900,000)	(2,896,640)
Income (loss) from operations	$(422,232)	$2,021,321	$213,245	$(3,368,425)	(1,556,091)
Other income, net					233,114
Loss before income taxes					(1,322,977)
Benefit from income taxes					(6,845)
Net loss from continuing operations					(1,316,132)
Income from continuing operations attributable to non-controlling interests					197,138
Net loss from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					(1,513,270)
Net loss from discontinued operations					(151,379)
Net loss attributable to Consolidated Water Co. Ltd. stockholders					$(1,664,649)

	Three Months Ended June 30, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$5,966,296	$5,866,397	$3,476,000	$3,778,554	$19,087,247
Cost of revenue	2,769,497	3,941,309	2,631,513	2,441,785	11,784,104
Gross profit	3,196,799	1,925,088	844,487	1,336,769	7,303,143
General and administrative expenses	3,266,782	261,100	711,350	318,381	4,557,613
Gain on asset dispositions and impairments, net	—	—	5,205	—	5,205
Income (loss) from operations	$(69,983)	$1,663,988	$138,342	$1,018,388	2,750,735
Other income, net					260,957
Income before income taxes					3,011,692
Provision for income taxes					204,268
Net income from continuing operations					2,807,424
Income attributable to non-controlling interests					180,154
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					2,627,270
Net loss from discontinued operations					(3,755,112)
Net loss attributable to Consolidated Water Co. Ltd. stockholders					$(1,127,842)

First Half 2021 Segment Results

	Six Months Ended June 30, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$11,386,095	$12,957,941	$7,304,085	$2,156,720	$33,804,841
Cost of revenue	5,489,903	8,541,947	5,600,337	1,981,291	21,613,478
Gross profit	5,896,192	4,415,994	1,703,748	175,429	12,191,363
General and administrative expenses	6,689,483	681,359	1,393,605	724,343	9,488,790
Gain (loss) on asset dispositions and impairments, net	(246,640)	1,500	(433)	(2,900,000)	(3,145,573)
Income (loss) from operations	$(1,039,931)	$3,736,135	$309,710	$(3,448,914)	(443,000)
Other income, net					547,722
Income before income taxes					104,722
Benefit from income taxes					(9,505)
Net income from continuing operations					114,227
Income from continuing operations attributable to non-controlling interests					325,931
Net loss from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					(211,704)
Net loss from discontinued operations					(464,173)
Net loss attributable to Consolidated Water Co. Ltd. stockholders					$(675,877)

	Six Months Ended June 30, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$13,223,728	$12,306,681	$6,590,813	$7,691,746	$39,812,968
Cost of revenue	5,756,117	8,505,889	4,905,033	4,902,465	24,069,504
Gross profit	7,467,611	3,800,792	1,685,780	2,789,281	15,743,464
General and administrative expenses	6,640,621	553,146	1,384,040	675,115	9,252,922
Gain on asset dispositions and impairments, net	—	200	4,785	—	4,985
Income from operations	$826,990	$3,247,846	$306,525	$2,114,166	6,495,527
Other income, net					288,218
Income before income taxes					6,783,745
Provision for income taxes					410,351
Net income from continuing operations					6,373,394
Income from continuing operations attributable to non-controlling interests					541,152
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					5,832,242
Net loss from discontinued operations					(4,071,477)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$1,760,765

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, August 17, 2021

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 10159283

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through August 24, 2021, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10159283

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; (v) the possible adverse impact of the COVID-19 virus on the company’s business; and (vi) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7566

CWCO@cma.team

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$41,210,143	$43,794,150
Accounts receivable, net	26,119,130	21,483,976
Inventory	2,500,070	3,214,178
Prepaid expenses and other current assets	3,375,644	2,412,282
Contract assets	415,633	516,521
Current assets of discontinued operations	1,480,101	1,511,099
Total current assets	75,100,721	72,932,206
Property, plant and equipment, net	54,704,193	57,687,984
Construction in progress	681,317	440,384
Inventory, noncurrent	4,432,645	4,506,842
Investment in OC-BVI	1,674,277	2,092,146
Goodwill	10,425,013	13,325,013
Intangible assets, net	3,756,666	4,148,333
Operating lease right-of-use assets	2,963,075	1,329,561
Other assets	1,842,420	1,926,594
Long-term assets of discontinued operations	21,130,307	21,166,489
Total assets	$176,710,634	$179,555,552

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$2,654,942	$2,856,127
Accounts payable - related parties	278,739	200,558
Accrued compensation	1,402,148	1,434,106
Dividends payable	1,301,025	1,300,022
Current maturities of operating leases	555,591	455,788
Current portion of long-term debt	54,698	42,211
Contract liabilities	14,581	461,870
Current liabilities of discontinued operations	69,602	188,434
Total current liabilities	6,331,326	6,939,116
Long-term debt, noncurrent	148,876	126,338
Deferred tax liabilities	1,332,998	1,440,809
Noncurrent operating leases	2,464,960	982,076
Net liability arising from put/call options	528,000	690,000
Other liabilities	141,000	362,165
Long-term liabilities of discontinued operations	—	2,499
Total liabilities	10,947,160	10,543,003
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 37,349 and 31,068 shares, respectively	22,409	18,641
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,202,371 and 15,143,683 shares, respectively	9,121,423	9,086,210
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	87,196,150	86,893,486
Retained earnings	61,643,938	64,910,709
Total Consolidated Water Co. Ltd. stockholders' equity	157,983,920	160,909,046
Non-controlling interests	7,779,554	8,103,503
Total equity	165,763,474	169,012,549
Total liabilities and equity	$176,710,634	$179,555,552

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$16,701,524	$19,087,247	$33,804,841	$39,812,968
Cost of revenue (including purchases from related parties of $129,401 and $371,201 for the three months ended, and $285,383 and $864,664 for the six months ended, June 30, 2021 and 2020, respectively)	10,636,671	11,784,104	21,613,478	24,069,504
Gross profit	6,064,853	7,303,143	12,191,363	15,743,464
General and administrative expenses (including purchases from related parties of $24,299 and $0 for the three months ended, and $28,728 and $0 for the six months ended, June 30, 2021 and 2020, respectively)	4,724,304	4,557,613	9,488,790	9,252,922
Gain (loss) on asset dispositions and impairments, net	(2,896,640)	5,205	(3,145,573)	4,985
Income (loss) from operations	(1,556,091)	2,750,735	(443,000)	6,495,527

Other income (expense):
Interest income	174,645	109,818	335,009	246,259
Interest expense	(2,638)	(2,818)	(5,498)	(5,344)
Profit-sharing income from OC-BVI	4,050	14,175	10,125	24,300
Equity in the earnings of OC-BVI	10,726	34,095	26,506	59,976
Net unrealized gain (loss) on put/call options	31,000	80,000	162,000	(81,000)
Other	15,331	25,687	19,580	44,027
Other income, net	233,114	260,957	547,722	288,218
Income (loss) before income taxes	(1,322,977)	3,011,692	104,722	6,783,745
Provision (benefit) for income taxes	(6,845)	204,268	(9,505)	410,351
Net income (loss) from continuing operations	(1,316,132)	2,807,424	114,227	6,373,394
Income from continuing operations attributable to non-controlling interests	197,138	180,154	325,931	541,152
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	(1,513,270)	2,627,270	(211,704)	5,832,242
Total loss from discontinued operations	(151,379)	(3,755,112)	(464,173)	(4,071,477)
Net income (loss) attributable to Consolidated Water Co. Ltd. stockholders	$(1,664,649)	$(1,127,842)	$(675,877)	$1,760,765

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$(0.10)	$0.17	$(0.01)	$0.39
Discontinued operations	(0.01)	(0.24)	(0.03)	(0.27)
Basic earnings (loss) per share	$(0.11)	$(0.07)	$(0.04)	$0.12

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$(0.10)	$0.17	$(0.01)	$0.38
Discontinued operations	(0.01)	(0.24)	(0.03)	(0.26)
Diluted earnings (loss) per share	$(0.11)	$(0.07)	$(0.04)	$0.12

Dividends declared per common and redeemable preferred shares	$0.085	$0.085	$0.17	$0.17

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,201,682	15,114,506	15,201,571	15,114,506
Diluted earnings per share	15,201,682	15,269,334	15,201,571	15,269,175